Exhibit No. 99.1
PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
     FOR IMMEDIATE RELEASE:
Datascope Acquires Peripheral Vascular Stent Business of the Sorin Group
     MONTVALE, NJ, June 11, 2008 . . . Datascope Corp. (NASDAQ: DSCP) announced today that it has exercised its option to acquire the Peripheral Vascular Stent business of the Sorin Group of Milan.
     The acquisition follows Datascope’s successful experience as exclusive distributor of the Sorin peripheral stent product line in Europe, in which sales have grown rapidly since the product launch in January 2007. In the fourth quarter of fiscal 2008, sales are expected to rise 27% above last year to an annualized level of $6.6 million. With the acquisition, Datascope now gains the opportunity to market the product line throughout the world. Datascope estimates the worldwide market at $800 million annually, of which $200 million is in Europe, $500 million in the United States and $40 million in Japan.
     Sorin’s innovative vascular peripheral products are used by vascular surgeons and interventional radiologists for the treatment of peripheral arterial disease. Unlike competitive bare metal stents, the Sorin stents incorporate CarbofilmTM Technology, which has long been a standard for treating the surface of mechanical heart valves. As part of its acquisition, Datascope has also received exclusive, worldwide rights to use the Carbofilm Technology and other intellectual property within the endovascular field of use. The product line includes balloon-expandable and self-expanding stent systems, as well as balloon systems for use in Percutaneous Transluminal Angioplasty (PTA).
     Dr. Antonino Laudani, COO of Datascope, said, “We are very satisfied with the performance of the peripheral vascular stents. Sales growth is strong and there is excellent synergy with our surgical graft products, which has increased the productivity of our sales and clinical organization. Peripheral vascular stents are in line with our strategic objectives to play a main role in the vascular and endovascular market. This acquisition opens great opportunities to expand sales to other large markets of the world. We look forward to integrating these new technologies, accelerating our product development and leveraging our capabilities in marketing, sales, clinical education and training. We believe that our long presence and strength in the cardiovascular call point, as well as our commitment to innovation, will enable us to sustain a continuous growth of peripheral stent sales in the next years.”
     Andre-Michel Ballester, C.E.O. of the Sorin Group, said, “We are delighted to have found a strategic partner for this business as capable as Datascope, of continuing and expanding the technological leadership and awareness in the interventional field. Datascope’s sales and marketing acumen combined with Sorin’s technological and intellectual property platform is a winning combination for this business”.
     The worldwide market today for peripheral stents and PTA is expected to grow to over one billion dollars by 2012 due to an increase in diagnostic procedures, the demographics of the aging population and the higher incidence of diabetes, high blood pressure, obesity and hypercholesterolemia — all leading causes of peripheral vascular disease.
     About Datascope Corp.
     Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
     About the Sorin Group
     The Sorin Group (Bloomberg: SRN.IM; Reuters: SORN.MI), a world leader in the development of medical technologies for cardiac surgery, offers innovative therapies for cardiac rhythm dysfunctions, interventional cardiology and the treatment of chronic kidney diseases. The Sorin Group includes these brands: Dideco, CarboMedics, COBE Cardiovascular, Stöckert, Mitroflow, ELA Medical, Sorin Biomedica, Bellco and Bellco-Soludia. At the Sorin Group 4,500 employees work to serve over 5,000 public and private treatment centers in more than 80 countries throughout the world.
     Safe Harbor Statement
     The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that that our long presence and strength in the cardiovascular call point, as well as our commitment to innovation, will not enable us to sustain a continuous growth of peripheral stent sales in the next years, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.